EXHIBIT 10.7

API DEAL SOURCING AGREEMENT

This API Deal Sourcing Agreement is entered into as of November 11, 2010 (the “Effective Date”), by and between Adility Inc., a Delaware corporation, having its principal place of business at 153 Townsend Street, Suite 5027, San Francisco, CA 94107 (“Adility”), and Hyperlocal Marketing LLC, a Florida Limited Liability Company, having its principal place of business at P.O. Box 11779, Ft Lauderdale, FL, 33339 (“Publisher”). Adility and Publisher are collectively referred to herein as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, Adility operates a highly regarded online self service aggregation platform that enables merchants and small businesses (“Adility Advertisers”) to advertise a variety of local daily deals, coupons, discounts, certificates, pre-paid cards and other ecommerce solutions (“Local Deal Products”) to consumers through Adility’s network of online and mobile content producers, publishers and distributors;

WHEREAS, Publisher is the publisher of a daily deal site located at wwwpaymeon.com; and

WHEREAS, Adility and Publisher wish to enter into a relationship whereby Adility will provide Publisher with a suite of products, services and technology to enable Publisher to market Local Deal Content to Customers via the Adility API on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.

LICENSE

1.1

Adility License. Adility grants Publisher a nonexclusive and non-transferable license to access and use, and to the extent applicable, to allow Customers to access and use, the Adility API and the Adility Technology. For the purposes hereof, “Adility Technology” shall mean computer programs, works of authorship, know-how, inventions, processes, data, technical specifications, API’s, information and tables, and all improvements, derivative works, updates, fixes, new releases thereof, which are used by Adility to provide the services provided herein, and “Adility API” shall mean Adility’s application programming interface which allows Publisher to access the Adility Technology and provide Local Deal Content to its Customers.

2.

SERVICES

2.1

Local Deal Content. Adility shall provide Publisher with access to the Adility Technology via the Adility API for the purpose of previewing, selecting, scheduling and offering for sale, Adility’s Local Deal Content. Publisher shall have the right to offer such Local Deals Content for sale (an “Offer”) to any individual visitor to Publisher’s site (a “Customer”) and will provide Adility with the payments specified in Section 4 below.

2.2

API Documentation. Publisher can request an API key and access all API documentation required to use the Adility API at http://developer.adility.com.

2.3

Offers. Local Deal Content and Offers provided to Publisher pursuant to this Agreement are proprietary to Adility and may be offered to multiple Adility publishing partners in Adility’s sole discretion.

2.4

Publisher Dashboard. Adility will provide Publisher with access to an area on Adility’s web site where Publisher may (i) select Local Deal Content to be presented to its Customers, and (ii) access and view information and reports regarding Publisher’s use of the services provided herein (“Publisher Dashboard”). In the event that Publisher cannot use or access Adility’s API, all access to Local Deal Content will occur via the Publisher Dashboard, Publisher will be required to schedule Offers (or, upon written request to Adility, Adility can schedule such Offers on behalf of Publisher), administer reports, and get relevant and timely information about Local Deal Content via the Publisher Dashboard.

3.

PUBLISHER OBLIGATIONS

3.1

Publisher Site. Upon execution of this Agreement, Publisher shall ensure that it has a fully functioning website (the “Publisher Site”) that will be accessible to Publisher’s Customers from all markets in which Publisher chooses to promote Local Deal Content. Any Local Deal Content provided by Adility hereunder shall be promoted on such Publisher Site. The Publisher Site will be determined in Publisher’s sole discretion and shall be listed on Exhibit A attached hereto. In the event that Publisher wishes to promote Local Deal Content on additional Publisher Site(s), such sites shall be subject to Adility’s prior written approval and shall be added to Exhibit A.

3.2

Secondary Promotion of Local Deal Content. During the term hereof, any Local Deal Content provided by Adility hereunder shall be promoted by Publisher exclusively on the Publisher Site(s) listed on Exhibit A and under no circumstances shall Publisher promote or permit to be promoted any Local Deal Content provided hereunder on any site other than the Publisher Site(s) listed on Exhibit A without the express written consent of Adility. In the event Publisher promotes or permits to be promoted any Local Deal Cement provided hereunder on any site other than the Publisher Site(s) listed on Exhibit A, such promotion shall be a breach of this Agreement and Adility shall have the right to immediately terminate this Agreement and seek any rightful remedy at law for such breach.

3.3

Launch Date. The “Launch Date” of the services provided hereunder shall be mutually agreed upon by the Parties, but in no event shall the Launch Date occur later than sixty (60) days after the Effective Date.

4.

COMPENSATION

4.1

Payments. In exchange for the services provided hereuunder, Publisher shall pay Adility as follows:

(a)

Transaction Fee. Publisher shall pay Adility a transaction fee (“Deal Transaction Fee”) equal to the greater of (i) 20% of the “Net Transaction Revenue” generated from the purchase of any Local Deal Content by a Customer pursuant to the terms hereof (each a “Transaction”) and (ii) $2.00. For the purposes hereof, “Net Transaction Revenue” shall mean for each Transaction, the price paid for such Transaction (“Gross Transaction Revenue”) less any Vendor Transaction Fees.

(b)

Vendor Fee. Publisher shall pay a transaction fee (“Vendor Transaction Fee”) equal to 50% of the Gross Transaction Revenue to Adility Advertisers. Notwithstanding the foregoing, certain Adility Advertisers may require a greater or lesser share of the revenue generated per Transaction, in which case, the Vendor Transaction Fee shall be such greater or lesser amounts. The appropriate Vendor Transaction Fee will be indicated on the invoice provided to Publisher by Adility as provided in Section 4.1(c) below.

(c)

Fee Processing. Adility shall provide an invoice (via email) to Publisher’s authorized representative for the aggregate amounts due to Adility and Adility Advertisers (i.e., the Vendor Transaction Fee) hereunder at the beginning of each week (Monday) during the Term. Publisher will then have until the end of each week (Friday), to remit all payments due to Adility via ACH transfer. In accordance therewith, Publisher shall complete the form attached hereto as Exhibit B and present to Adility upon execution of the Agreement. Upon receipt of payment from Publisher, Adility shall remit all payments due to Adility Advertisers hereunder,

5.

ORDER PROCESSING

5.1

API Generated Offers. With respect to orders generated from the purchase of Offers received directly through the Adility API, the API documentation available at http://developer.adility.com will provide details on how such orders are processed. Such orders will typically be processed immediately by the delivery to Publisher (via an API call or series of calls) of a number of unique voucher codes which Publisher will then provide to its Customers and which will then enable Customers to redeem such. vouchers at the location of an Adility Advertiser.

5.2

Manually Generated Offers. For Publishers who do not utilize the Adility API and receive and process Local Deal Content manually, the parties will process orders manually as follows. At the end of each day, Publisher shall submit a report (in excel or .csv format) which contains a list of all Offers purchased on that day and including the name, email address, and billing address of each Customer that made a purchase (the “Purchase Report”). Adility will then deliver to Publisher a number of unique, voucher codes (in excel or .csv format) which Publisher will then provide to its Customers and which will then enable Customers to redeem such voucher at the location of an Adility Advertiser.

5.3

Physical Cards. For Orders that require the delivery of a physical voucher card to the Customer, Adility will indicate to Publisher that such Orders will need to be shipped to Customers and Publisher will be required to charge Customers a shipping and handling fee equal to $1.50 per Order placed by a Customer. Within 24 hours of receipt of the Purchase Report or a relevant API call, Adility will initiate the shipping process for Customers who purchase products which require a physical voucher card.

6.

TERM AND TERMINATION

6.1

Term. The initial term of this Agreement will commence on the Effective Date and continue for a period of one (1) year after the Launch Date (“Initial Term”), unless earlier terminated as set forth in this Section 6.1. The period beginning on the Launch Date and ending on the date of any termination or expiration of this Agreement is the “Term”. Following the initial Term, the Agreement will automatically renew on the terms and conditions then in effect, for subsequent one (1) year terms (each a “Renewal Term”) unless either party informs the other of its intent not to renew at least thirty (30) days prior to the then-current expiration date of the Term.

6.2

Termination for Breach or insolvency. Either party may terminate this Agreement upon written notice if (a) the other party ceases to do business in the ordinary course or is insolvent (i.e., unable to pay its debts in the ordinary course as the come due), or is the subject of any liquidation or insolvency proceeding which is not dismissed within ninety (90) days, or makes any assignment for the benefit of creditors; or (b) the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof.

6.3

Termination by Adility. Adility shall have the right to immediately terminate this Agreement if Publisher breaches the provisions of Section 3.2.

6.4

Effect of Termination. Upon the expiration or termination of this Agreement

(a)

Each party will immediately pay to the other all amounts due hereunder;

(b)

Upon request, each party will return to other party all Confidential Information received from such other party;

(c)

All licenses granted under this Agreement will cease unless expressly stated otherwise;

(d)

Publisher will remove or terminate all links on the Publisher Site to the Local Deal Content; and

(e)

Adility will remove all reference to Publisher from its website and any promotional materials published following termination.

7.

MISCELLANEOUS

7.1

Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement will be effective unless in writing. and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

7.2

Choice of Law; Jurisdiction. This Agreement will be governed by the laws of the State of California, without regard to any provisions of its choice of law rules that would result in a different outcome.

7.3

Notices; Written, Consent. All notices, requests, consents, and other communications required or permitted under this Agreement will be in writing, and will be delivered by hand or sent by reputable overnight courier service, email or electronic facsimile transmission (with a request for electronic confirmation of receipt thereof and a copy sent by first class mail, postage prepaid) or mailed by first class certified or registered mail, return receipt requested, postage prepaid, to the Parties at the following addresses:

(a)

If to Adility;

153 Townsend St, Suite 5027
San Francisco, CA 94107

Attention:  Courtney Williams, Chief Revenue Officer

(b)

If to Publisher:

P.O. Box 11779
Ft. Lauderdale, FL, 33339

Attention:  Edward Cespedes, President & CEO

Notices provided in accordance with this Section 7.4 will be deemed delivered: (a) immediately if personally delivered or upon receipt of e-mail or electronic facsimile transmission with first class mail copy as directed above; or (b) if sent by overnight courier service, twenty-four (24) hours after deposit with such courier service; or (c) if sent by certified or registered mail, return receipt requested, forty-eight (48) hours after deposit in the mail.

7.4

Independent Contractors. The parties are independent contractors with respect to each other. Each party is not and will not be deemed to be an employee, agent, partner, joint venturer, franchisee or legal representative of the other for any purpose and will not have any right, power or authority to create any obligation or responsibility on behalf of the other.

7.5

No Third Party Beneficiaries. Nothing express or implied in this Agreement is intended to confer, nor will it waiver, upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities whatsoever.

7.6

Severability. If any provision of this Agreement will be held by a court of competent jurisdiction to be contrary to law, such provision will be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement will remain in full force and effect.

7.7

Counterparts. This Agreement, and any amendment to this Agreement, may be executed and delivered in any number of counterparts, by facsimile, each of which, when so executed and delivered, will be deemed an original, and such counterparts together will constitute one and the same instrument.

7.8

Complete Understanding. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior contemporaneous agreement, either written or oral.

7.9

Incorporation of Terms and Conditions. Adility’s API Deal Sourcing Terms and Conditions located at www.adility.com/termsandconditions are hereby incorporated by reference as if fully set forth herein.

IN WITNESS WHEREOF, the parties execute this Agreement as of the Effective Date.

ADILITY INC.		HYPERLOCAL MARKETING LLC

By:	/s/ Thomas Cornelius	By:	/s/ Edward Cespedes
Name:	Thomas Cornelius	Name:	Edward Cespedes
	CEO		President and CEO
Date:	11/25/10	Date:	November 17, 2010

EXHIBIT A

Publisher Site(s)

www.paymeon.com

EXHIBIT B

Electronic Funds Transfer Form

Bank or Financial Institution:

Routing (ABA) Number:

Account Number:

Authorization Approved for:

Edward A. Cespedes
Authorized by (Print Name)

Date

/s/ Edward A. Cespedes
Authorized by:  (Signature)